Exhibit 99.1 - Press Release dated October 6, 1994


FOR IMMEDIATE RELEASE
October 6, 1994

          HUBCO, INC. AND SHOPPERS CHARGE ACCOUNTS CO.
                      SIGN LETTER OF INTENT


     UNION CITY, NEW JERSEY, OCTOBER 6, 1994 -- HUBCO, Inc.
(NASDAQ; HUBC) today announced the signing of a Letter of Intent by its subsidiary, Hudson United Bank, to acquire Shoppers Charge
Accounts Co. of Jersey City, New Jersey for approximately $18.5 million cash.

     Shoppers Charge is the twelfth largest, third party private label retail credit card company in the United States. Private-label revolving credit cards issued on behalf of retail stores by third party firms accounted for 32% of outstandings on all retail credit cards at year-end 1992. Shoppers has a sophisticated credit operating system which can also be used Hudson United to manage a traditional credit card portfolio.

     "We are very excited about this acquisition and the many opportunities that it brings", stated Kenneth T. Neilson, President and Chief Executive Officer of HUBCO. "Shoppers has a 50-plus year history of providing financial services to the retail community. The synergies of our respective operations will ensure that both become stronger as a result of this acquisition."

     Shoppers will become a division of Hudson United Bank, and Thomas R. Nelson, Chief Operating Officer, will remain with Hudson United Bank as President of the Division having overall responsibility for its operations.

     As part of the Letter of Intent, Shoppers has agreed to pay a break-up fee under certain circumstances.

     The acquisition is expected to close during the fourth quarter of 1994.

     HUBCO, Inc., with assets of $1.4 billion, owns Hudson United Bank with 45 branches throughout Northern New Jersey and HUB Financial Services, Inc. which provides computer services and Imaged Check Processing Services. The acquisition of Shoppers will be HUBCO's ninth acquisition in the past four and one half years and the first non-bank acquisition.